CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

To The Income Fund of America, Inc.:

We consent to (a) the use in this Post-Effective Amendment No. 61 to Registration Statement No. 2-33371 on Form N-1A of our report dated September 14, 2004 appearing in the Financial Statements which are included in Part B, the Statements of Additional Information of such Registration Statement, (b) the references to us under the heading "General Information" in such Statements of Additional Information and (c) the reference to us under the heading "Financial Highlights" in the Prospectuses, which are part of such Registration Statement.



DELOITTE & TOUCHE LLP
Los Angeles, California
September 24, 2004